As filed with the Securities and Exchange Commission on May 15, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLAYA HOTELS & RESORTS N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Prins Bernhardplein 200 1097 JB Amsterdam, the Netherlands	Not Applicable
(Address of principal executive offices)	(Zip code)

Playa Hotels & Resorts N.V. 2017 Omnibus Incentive Plan

(Full title of the plan)

David Camhi

General Counsel

Playa Hotels & Resorts

1560 Sawgrass Corporate Parkway, Suite 310

Fort Lauderdale, FL, 33323

(Name and address of agent for service)

(954) 453-1696

(Telephone number, including area code, of agent for service)

Copy to:

Michael E. McTiernan

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration Fee (2)
Ordinary Shares, par value €0.10 per share	4,000,000 shares	$10.38	$41,520,000	$4,812.17

(1)	Represents the aggregate number of shares of the registrant’s ordinary shares, €0.10 par value per share, reserved for issuance under the Playa Hotels & Resorts N.V. 2017 Omnibus Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Plan and shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar adjustment of the registrant’s outstanding ordinary shares.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. Represents the average of the high and the low prices per share of the registrant’s ordinary shares as reported on the NASDAQ stock market on May 10, 2017.

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Playa Hotels & Resorts N.V. (the “Registrant,” or “we,” “our” or “us”), a Dutch public limited liability company (naamloze vennootschap) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering 4,000,000 of the Registrant’s ordinary shares, par value €0.10 per share, for issuance pursuant to the Plan. On March 10, 2017, the Board of Directors of the Registrant approved the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to the persons participating in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement:

(1)	The final prospectus of Playa Hotels & Resorts N.V., dated May 2, 2017, filed pursuant to Rule 424(b) under the Securities Act, in connection with our Registration Statement on Form S-1 (File No. 333- 217097);

(2)	Our Current Reports on Form 8-K filed March 14, 2017, April 3, 2017, and April 28, 2017;

(3)	Our Quarterly Report on Form 10-Q filed May 8, 2017;

(4)	The description of our ordinary shares contained in our Registration Statement on Form 8-A, filed with the Commission by Porto Holdco B.V. (i.e., the Company under its prior name and legal form) on February 9, 2017, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description; and

(5)	Our Preliminary Proxy Statement on Schedule 14A filed on May 11, 2017.

In addition, all documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. We are not, however, incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. These documents may include, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The class of securities to be offered under this Registration Statement is registered under Section 12(b) of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Trustees and Officers.

We are a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands.

Our Articles of Association provide for certain indemnification rights for our current and former directors and designated executive officers, and we entered into indemnification agreements with each of our executive officers and directors providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by Dutch law.

Pursuant to our Articles of Association, we shall indemnify and hold harmless each of our indemnified officers and directors against any financial losses, costs, fines or other damages incurred by such indemnified officer or director and any expense reasonably paid or incurred by or on behalf of such indemnified officer or director in connection with any threatened, pending or completed inquiry, investigation, suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he or she becomes involved, to the extent relating to or arising in connection with his or her current or former position with us and/or a group company and/or his or her current or former service at the request of us as a director, officer, limited or general partner, member, employee or agent of any other foreign or domestic entity, partnership, joint venture, trust, other enterprise (whether conducted for profit or not for profit) or employee benefit plan, and in each case to the extent permitted by applicable law.

No indemnification shall be given to an indemnified officer or director under our Articles of Association:

•	if a competent court or arbitral tribunal has finally established (without the possibility for appeal) that the acts or omissions of such indemnified officer or director that led to the financial losses, costs, fines, damages, other expenses, suit, claim, action or legal proceedings are of a nature constituting malice, gross negligence, intentional misconduct and/or serious culpability attributable to such indemnified officer or director;

•	to the extent that his or her financial losses, costs, fines, damages and other expenses are covered under an insurance policy, but only to the extent that the relevant insurer has irrevocably settled or provided reimbursement for, these financial losses, costs, fines, damages and other expenses; or

•	for proceedings brought by such indemnified officer or director against us or any of our subsidiaries, except for proceedings brought to enforce indemnification to which he or she is entitled under applicable law, insurance policies obtained by us, our Articles of Association, a resolution of the Board or an agreement between such indemnified officer or director and us.

We may also maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties. We currently maintain such a policy. The description of indemnity herein is merely a summary of the provisions in our Articles of Association and other indemnification agreements, and such description shall not limit or alter the provisions in our Articles of Association or other indemnification agreements.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	English translation of the Articles of Association of Playa Hotels & Resorts N.V. (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed by Playa Hotels & Resorts N.V. with the Securities and Exchange Commission on May 8, 2017)

4.2	Board Rules for Playa Hotels & Resorts N.V. (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q filed by Playa Hotels & Resorts N.V. with the Securities and Exchange Commission on May 8, 2017)

5.1	Opinion of NautaDutilh N.V. regarding the validity of the ordinary shares registered hereby

10.1	Playa Hotels & Resorts N.V. 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 filed by Porto Holdco B.V. with the Securities and Exchange Commission on February 7, 2017)

23.1	Consent of NautaDutilh N.V. (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, former independent registered accounting firm for Playa Hotels & Resorts B.V.

23.3	Consent of KPMG LLP, former independent registered accounting firm for Pace Holdings Corp.

23.4	Consent of KPMG LLP, former independent registered accounting firm for Porto Holdco B.V.

24.1	Power of Attorney (included on signature page hereto)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fairfax, Virginia on May 15, 2017.

Playa Hotels & Resorts N.V.

By:	/s/ Bruce D. Wardinski
Bruce D. Wardinski Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Bruce D. Wardinski and David Camhi, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits and other documents related thereto with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Date: May 15, 2017	By:	/s/ Bruce D. Wardinski
Bruce D. Wardinski Chief Executive Officer (Principal Executive Officer)

Date: May 15, 2017	By:	/s/ Ryan Hymel
Ryan Hymel (Principal Financial Officer and Principal Accounting Officer)

Date: May 15, 2017	By:	/s/ Elizabeth Lieberman
Elizabeth Lieberman (Non-Executive Director and Lead Independent Director)

Date: May 15, 2017	By:	/s/ Paul Hackwell
Paul Hackwell (Non-Executive Director)

Date: May 15, 2017	By:	/s/ Stephen G. Haggerty
Stephen G. Haggerty (Non-Executive Director)

Date: May 15, 2017	By:	/s/ Daniel J. Hirsch
Daniel J. Hirsch (Non-Executive Director)

Date: May 15, 2017	By:	/s/ Hal S. Jones
Hal S. Jones (Non-Executive Director)

Date: May 15, 2017	By:	/s/ Thomas Klein
Thomas Klein (Non-Executive Director)

Date: May 15, 2017	By:	/s/ Stephen L. Millham
Stephen L. Millham (Non-Executive Director)

Date: May 15, 2017	By:	/s/ Karl Peterson
Karl Peterson (Non-Executive Director)

Date: May 15, 2017	By:	/s/ Arturo Sarukhan
Arturo Sarukhan (Non-Executive Director)

EXHIBIT INDEX

Exhibit No.	Description

4.1	English translation of the Articles of Association of Playa Hotels & Resorts N.V. (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed by Playa Hotels & Resorts N.V. with the Securities and Exchange Commission on May 8, 2017).

4.2	Board Rules for Playa Hotels & Resorts N.V. (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q filed by Playa Hotels & Resorts N.V. with the Securities and Exchange Commission on May 8, 2017)

5.1	Opinion of NautaDutilh N.V. regarding the validity of the ordinary shares registered hereby.

10.1	Playa Hotels & Resorts N.V. 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 filed by Porto Holdco B.V. with the Securities and Exchange Commission on February 7, 2017)

23.1	Consent of NautaDutilh N.V. (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, former independent registered accounting firm for Playa Hotels & Resorts B.V.

23.3	Consent of KPMG LLP, independent registered accounting firm for Pace Holdings Corp.

23.4	Consent of KPMG LLP, independent registered accounting firm for Porto Holdco B.V.

24.1	Power of Attorney (included on signature page hereto).